Exhibit 99.1

Pope Resources Reports Fourth Quarter Net Income of $6.3 Million

POULSBO, Wash.--(BUSINESS WIRE)--Pope Resources (NasdaqGSM:POPEZ) reported net income of $6.3 million, or $1.30 per diluted ownership unit, on revenues of $17.6 million for the quarter ended December 31, 2007. This compares to net income of $7.8 million, or $1.63 per diluted ownership unit, on revenues of $16.5 million for the quarter ended December 31, 2006. The $6.3 million net income amount for 2007 is after a $1.9 million fourth quarter charge to earnings for adding to an environmental remediation liability that is described in more detail below.

Net income for the year ended December 31, 2007 totaled $15.5 million, or $3.21 per diluted ownership unit, on revenues of $51.9 million. For the corresponding period in 2006, net income totaled $24.9 million, or $5.23 per diluted ownership unit, on revenues of $66.3 million.

Cash flow from operations for the quarter ended December 31, 2007 was $10.0 million, compared to $15.1 million for the fourth quarter of 2006. For the year ended December 31, 2007, cash flow from operations was $22.0 million, compared to $43.5 million in 2006.

“We had a tough act to follow after our record performance in 2006, but 2007 still compares very favorably relative to all other years in the company’s history,” said David L. Nunes, President and CEO. “By shifting more of our planned log harvest volume to earlier in the year, our log sale revenues held up better than would have otherwise been the case given the softer log markets late in the year that were a function of a stagnant national real estate market. In addition, our Real Estate segment had a solid year, helped significantly by the delayed revenue recognition of two sales that closed in 2006.”

Fourth quarter results for our Fee Timber segment, driven by harvest volume of 7.3 million board feet (MMBF) compared to 3.7 MMBF in last year’s fourth quarter, increased 108% as operating income went from $0.8 million in 2006 to $1.6 million in 2007. Somewhat offsetting this positive volume impact was a 6% decline in realized log prices from $620 per thousand board feet (MBF) in the fourth quarter of 2006 to $585 per MBF in 2007. Fee Timber operating income for the full year was $15.2 million, representing a 4% increase over 2006 results of $14.6 million. At 55.2 MMBF, log harvest volume increased 1% in 2007 over 2006’s harvest of 54.5 MMBF. Harvest volume in 2007 includes 5.3 MMBF of volume harvested from tree farms acquired in late 2006 by ORM Timber Fund I, LP. Offsetting this volume increase, our average realized log price dropped 1% from $611 per MBF in 2006 to $607 per MBF in 2007. The primary reason 2007 operating income for Fee Timber is higher than 2006 is due to a decline in the depletion rate.

Our Real Estate segment generated fourth quarter 2007 operating income of $5.6 million on revenues of $12.5 million, compared to $7.9 million of operating income on $13.0 million of revenue in the last quarter of 2006. Nearly $5.3 million of the 2007 income related to deferred revenue on two sales that closed in 2006, one a 6-acre commercial site in Gig Harbor and the other residual to the sale of a 200-acre residential property in Bremerton. In each case, some or all of the revenue recognition was deferred to 2007 pending the construction of certain infrastructure improvements, for which the Partnership fulfilled its obligations in 2007’s fourth quarter. Another $3.0 million of operating income was generated through four additional land sale transactions. Full year 2007 results for the Real Estate segment reflect operating income of $5.2 million on revenues of $15.0 million, compared to $13.9 million of operating income on revenues of $27.3 million for 2006.

Since early in this decade, we have been addressing environmental remediation issues in the town of Port Gamble, Washington, with an agreement for apportioning the cleanup costs with the prior owner, Pope & Talbot, Inc. (“P&T”). P&T filed for bankruptcy in late 2007 and as that case has unfolded we have determined there is a low probability that P&T will be in a position to fund its agreed-upon share of anticipated cleanup costs. As a result, we have taken a $1.9 million charge to earnings in the current quarter to accrue for estimated future environmental cleanup liabilities in Port Gamble.

Fourth quarter results for our Timberland Management & Consulting segment declined from a $0.1 million operating loss in 2006 to a loss of $0.3 million in 2007. For the full year, this segment posted an operating loss of $0.9 million compared to operating income of $1.3 million in 2006. The decline in operating results from this segment is attributable to fewer assets under management in 2007 and a timberland disposition fee earned in 2006 that was not repeated in 2007.

As announced previously, we will be reducing our 2008 timber harvest volume by 36% from our long-term sustainable level in response to expected soft prices for logs in the coming year since the slowdown in housing starts has curtailed demand for solid wood products. Our planned timber harvest for 2008 is 37 MMBF, which is 33% below the 55 MMBF we harvested in 2007.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage over 430,000 acres of timberland and development property in Washington and Oregon. In addition, we provide forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property; our ability to estimate accurately the amount of our exposure for environmental liabilities; labor, equipment and transportation costs that affect our net income; our ability to discover and to accurately estimate liabilities associated with our properties; and economic conditions that affect consumer demand for our products and the prices we receive for them. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

	CONSOLIDATED STATEMENTS OF OPERATIONS
	(all amounts in $000's, except per unit amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

Revenues	$17,611	$16,533	$51,895	$66,250
Costs and expenses:
Cost of sales	(6,160)	(4,716)	(20,462)	(25,753)
Operating expenses	(5,606)	(4,235)	(16,720)	(14,592)
Operating income	5,845	7,582	14,713	25,905
Interest, net	187	16	324	(625)
Income before income taxes and minority interest	6,032	7,598	15,037	25,280
Income tax provision	91	14	69	(439)
Income before minority interest	6,123	7,612	15,106	24,841
Minority interest	165	181	402	69
Net income	$6,288	$7,793	$15,508	$24,910

Average units outstanding - Basic	4,682	4,647	4,680	4,642
Average units outstanding - Diluted	4,828	4,778	4,825	4,762

Basic net income per unit	$1.34	$1.68	$3.31	$5.37
Diluted net income per unit	$1.30	$1.63	$3.21	$5.23
	CONSOLIDATED BALANCE SHEETS
	(all amounts in $000's)

	December 31,
	2007	2006
Assets:
Cash	$2,174	$7,194
Short term investments	30,775	25,000
Other current assets	2,095	8,933
Roads and timber	94,635	98,110
Properties and equipment	47,054	39,026
Other assets	2,592	2,019
Total	$179,325	$180,282
Liabilities and partners' capital:
Current liabilities	$5,451	$14,775
Long-term debt, excluding current portion	29,385	30,866
Other long-term liabilities	47,845	47,036
Total liabilities	82,681	92,677
Partners' capital	96,644	87,605
Total	$179,325	$180,282
	SELECTED STATISTICS

	Three months ended		Twelve months ended
	31-Dec-07	31-Dec-06	31-Dec-07	31-Dec-06
Log sale volumes (thousand board feet):
Sawlogs
Douglas-fir	4,405	2,036	35,113	38,954
Whitewood	508	172	6,493	3,800
Cedar	672	301	2,238	1,075
Hardwood	429	420	2,733	3,591
Pulp
All species	1,272	763	8,584	7,113
Total	7,286	3,692	55,161	54,533

Average price realizations (per thousand board feet):
Sawlogs
Douglas-fir	572	624	621	669
Whitewood	399	419	462	445
Cedar	1,152	1,183	1,280	1,093
Hardwood	893	815	931	681
Pulp
All species	296	328	381	268
Overall	585	620	607	611

Owned timber acres	114,000	114,000	114,000	114,000
Acres under management	316,000	316,000	316,000	316,000
Capital expenditures ($000's)	$4,748	$3,177	$12,161	$12,200
Depletion ($000's)	615	522	4,794	6,492
Depreciation ($000's)	173	178	777	712
Debt to total capitalization	24%	27%	24%	27%
	QUARTER TO QUARTER COMPARISONS
	(Amounts in $000's except per unit data)

	Q4 2007 vs. Q4 2006	Q4 2007 vs. Q3 2007

	Total	Total

Net income:
4th Quarter 2007	$6,288	$6,288
3rd Quarter 2007		3,551
4th Quarter 2006	7,793
Variance	$(1,505)	$2,737

Detail of earnings variance:
Fee Timber
Log price realizations (A)	$(255)	$(189)
Log volumes (B)	2,228	(4,853)
Depletion	(93)	815
Production costs	(1,017)	1,682
Other Fee Timber	(16)	288
Timberland Management & Consulting
Management fee changes	(124)	-
Other Timberland Mgmnt & Consulting	(115)	(95)
Real Estate
Environmental remediation liability	(1,732)	(1,878)
Land sales	(893)	7,334
Other Real Estate	322	(350)
General & administrative costs	(44)	(137)
Interest expense	32	41
Other (taxes, minority int., interest inc.)	202	79
Total change in earnings	$(1,505)	$2,737

(A) Price variance calculated by extending the change in average realized price by current period volume.
(B) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.

CONTACT:
Pope Resources
Tom Ringo, VP & CFO, 360-697-6626
Fax: 360-697-1156